UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2006

(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS.

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2006, Progress Energy, Inc. (the “Company”) entered into a definitive agreement to sell Winchester Energy and its associated natural gas businesses to a wholly-owned subsidiary of Texas-based EXCO Resources, Inc. for $1.2 billion in cash.

The transaction is expected to result in a one-time after-tax gain for the Company of approximately $400 million. After-tax cash proceeds to the Company are expected to be approximately $850 million.

Assets divested by the Company include its holdings in Winchester Energy, Winchester Production Company, Westchester Gas Company, Texas Gas Gathering and Talco Midstream Assets. Specific assets include over 325 Bcfe of proved natural gas reserves, over 350 miles of natural gas pipelines, over 500 producing natural gas wells and other related assets, all of which are located in east Texas and Louisiana.

The transaction is set to close October 2, 2006 and is subject to customary closing conditions.

Caution Regarding Forward-Looking Information:

This report contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, involve assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

SECTION 7 - REGULATION FD.

Item 7.01 Regulation FD Disclosure.

Item 1.01 is incorporated into this Item 7.01 by reference.

Additional information concerning the announced transaction is presented in the Company’s press release dated July 24, 2006, which is furnished hereto as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1 Press Release of Progress Energy, Inc. dated July 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/ Jeffrey M. Stone
Jeffrey M. Stone
Chief Accounting Officer

Date: July 24, 2006